Exhibit 10.35

ASSET PURCHASE AGREEMENT

by and among

AHP CONSTRUCTION, LLC,

as Buyer,

and

ARMADA/HOFFLER CONSTRUCTION COMPANY

and

ARMADA/HOFFLER CONSTRUCTION COMPANY OF VIRGINIA,

as Sellers

Dated as of May 1, 2013

(i)

ARTICLE V	CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING	30

5.1.	Conduct of the Business Prior to Closing	30
5.2.	Negative Covenants	30
5.3.	Access	32
5.4.	Cooperation; Commercially Reasonable Efforts	32
5.5.	No Negotiation	32
5.6.	Publicity	33

ARTICLE VI	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	33

6.1.	Representations and Warranties	33
6.2.	Compliance with Agreement	33
6.3.	No Litigation	33
6.4.	No Material Adverse Effect	33
6.5.	Required Consents	33
6.6.	Permits	33
6.7.	Payoff Letters	34
6.8.	Deliveries at Closing	34

ARTICLE VII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS	34

7.1.	Representations and Warranties	34
7.2.	Compliance with Agreement	35
7.3.	No Litigation	35
7.4.	Deliveries at Closing	35

ARTICLE VIII	INDEMNITIES AND ADDITIONAL COVENANTS	35

8.1.	Survival of Representations, Warranties, Covenants and Obligations	35
8.2.	Sellers’ Indemnity	36
8.3.	Buyer’s Indemnity	37
8.4.	Liabilities for Taxes in Straddle Periods	38
8.5.	Books and Records; Further Assurances	38
8.6.	Use of “Armada/Hoffler” Name	39
8.7.	Employment Matters	39
8.8.	Insurance Matters	41

ARTICLE IX	TERMINATION	42

9.1.	Termination	42
9.2.	Rights on Termination; Waiver	43

ARTICLE X	MISCELLANEOUS	43

10.1.	Entire Agreement; Amendment; Waiver	43
10.2.	Expenses and Fees	43
10.3.	Governing Law	43
10.4.	Assignment	44

(ii)

10.5.	Judicial Proceedings; Waiver of Jury Trial	44
10.6.	Notices	45
10.7.	Counterparts	45
10.8.	Headings	45
10.9.	Severability	45
10.10.	No Reliance	46
10.11.	Parties in Interest	46
10.12.	Specific Performance	46
10.13.	Sellers’ Indemnity Guaranty	46

(iii)

SCHEDULES

Schedule 1.1	Additional Assumed Contracts
Schedule 1.2	Additional Purchased Assets
Schedule 2.2(d)	Working Capital “True Up” Methodology
Schedule 3.3(a)	Violations, Conflicts
Schedule 3.3(b)	Required Consents
Schedule 3.7(a)	Construction Contracts
Schedule 3.7(b)	Construction Bids
Schedule 3.7(c)	Performance Bonds
Schedule 3.10(b)	Leased Real Property
Schedule 3.12	Affiliated Transactions
Schedule 3.14(a)	Tax Matters
Schedule 3.16(a)	Non-Environmental Law Permits
Schedule 3.17(g)	Environmental Law Permits
Schedule 8.7(c)	Transferred Employees

(iv)

EXHIBITS

Exhibit A	-	Assignment and Assumption Agreement
Exhibit B	-	Bill of Sale
Exhibit C	-	Buyer’s Closing Certificate
Exhibit D	-	Leased Real Property Assignment and Assumption Agreement
Exhibit E	-	Sellers’ Closing Certificate

(v)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, made as of May 1, 2013, by and among AHP Construction, LLC, a Virginia limited liability company (“Buyer”), Armada/Hoffler Construction Company, a Virginia corporation (“Armada/Hoffler”), Armada/Hoffler Construction Company of Virginia, a Virginia corporation (“Armada/Hoffler of Virginia”, and together with “Armada/Hoffler”, each, a “Seller”, and collectively, the “Sellers”), and Daniel A. Hoffler (solely for purposes of Section 10.13) recites and provides as follows:

RECITALS

WHEREAS, Sellers own the Purchased Assets and are parties to the Assumed Contracts, which Purchased Assets and Assumed Contracts are employed by Sellers in the construction business of Sellers (the “Business”); and

WHEREAS, Sellers desire to sell the Purchased Assets and assign the Assumed Contracts and Assumed Liabilities (as such terms are hereinafter defined) to Buyer, and Buyer desires to purchase the Purchased Assets and assume the Assumed Contracts and Assumed Liabilities from Sellers, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article I:

“Accounts Receivable” means all accounts receivable, notes receivable and associated rights (including, without limitation, amounts due from vendors, all security deposits, letters of credit and security interests in collateral) arising from the sale of goods and services in the ordinary course of the Business whether billed or unbilled and including accounts arising from work in progress which has not been billed but for which the work has been performed; provided that, for the avoidance of doubt, Accounts Receivable shall not include any Excluded Assets.

“Action” means any action, Claim, suit, litigation, proceeding, arbitration, mediation, investigation or inquiry (whether civil, criminal or administrative and whether formal or informal).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement by and between Buyer and Sellers in the form of Exhibit A attached hereto.

“Assumed Contracts” means the Construction Contracts and other Contracts listed on Schedule 1.1 attached hereto.

“Assumed Liabilities” means (i) all liabilities and obligations arising after the Effective Time under the Assumed Contracts (other than any liability or obligation arising out of or relating to a breach under the Assumed Contracts which occurred prior to the Effective Time); and (ii) all current liabilities of Sellers as of the Effective Time to the extent included in the Purchase Price “true up” calculation in accordance with Section 2.2(d).

“Bill of Sale” means the Bill of Sale executed by Sellers in favor of Buyer in the form of Exhibit B attached hereto.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means each day other than a Saturday, Sunday or other day on which banks in Virginia Beach, Virginia are not required by Law to be open.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer’s Closing Certificate” means the certificate of Buyer in the form of Exhibit C attached hereto.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off whatever kind or description against any Person.

“Closing” means the meeting of the parties to be held at 10:00 a.m., Richmond, Virginia time, on the Closing Date, at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia 23219 or such other time and place as the parties may mutually agree in writing.

“Closing Date” means the second Business Day after the date on which all of the conditions set forth in Articles VI and VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing), or such other date as may be agreed upon in writing by Buyer and Sellers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Construction Bid” means any pending quotation, bid or proposal by Sellers that, if accepted or awarded, would lead to a Construction Contract.

“Construction Contract” means any prime contract, subcontract, letter contract, purchase order, delivery order, task order or other legally binding commitment thereunder that is currently in effect or relating thereto, in connection with or relating to the provision of services by Sellers.

“Contracts” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, franchise agreement, blanket and other purchase orders, sales orders, relationships or other legally binding commitment and invoices related thereto (in each case, whether written or oral), including but not limited to the Construction Contracts.

“Effective Time” means 12:01 a.m., Virginia Beach, Virginia time, on the Closing Date.

“Employees” means all the individuals who are employees of either Seller.

“Employee Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, and any other written (and to the extent it provides material compensation or benefits, unwritten) agreement, plan, program, fund, policy, contract or arrangement, whether or not subject to ERISA, providing compensation, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, short- or long-term incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, change in control, educational assistance, holiday pay, housing assistance, moving expense reimbursement or material fringe benefits to any Employee or the beneficiaries or dependents of any Employee or former employee, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory, in each case, sponsored or maintained by either Seller, or with respect to which either Seller may have any liability following the Closing.

“Environmental Law” or “Environmental Laws” means any Law relating to (i) the control of any potential Hazardous Substance or protection of any Environmental Media or natural resource, (ii) the generation, use, handling, treatment, storage, Release, disposal or transportation of any Hazardous Substance, or (iii) human health and safety (specifically excluding the health and safety of workers and the United States Occupational Health and Safety Act of 1970 (29 U.S.C. §§ 651 et seq.) and any state counterpart) with respect to exposures to and management of Hazardous Substances, in all cases, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Hazardous Substances Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Endangered Species Act of 1973 (16 U.S.C. 1531 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.) with any amendments or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents. The term “Environmental Law” also includes any Law that (i) conditions the change of control of a business, or transfer of real property or assets, upon a negative declaration or other approval of a Governmental Authority or certified environmental consultant of the environmental condition of the real property or assets; or (ii) requires notification or disclosure of any Release of any Hazardous Substance or other environmental condition of real property to any Person, whether or not in connection with transfer of title to or interest in real property or assets.

“Environmental Media” means any air (including ambient, workplace or indoor air), soil, sediments, land surface (whether above or below water), subsurface strata, plant or animal life, natural resources, or water (including, without limitation, territorial, coastal and inland surface waters, groundwater, streams and water in drains, tanks or sewers), sewer, septic and waste treatment, storage and disposal systems servicing real property, buildings or structures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is a member of a controlled group or affiliated service group of which either Seller is (or during the prior six years was) a member or that is (or during the prior six years was treated as a single employer with either Seller under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Excluded Assets” means all assets of the Sellers other than the Purchased Assets including (i) all claims by Sellers arising prior to the Effective Time under Construction Contracts that are Assumed Contracts and (ii) all hedge and swap Contracts of Sellers.

“Excluded Contracts” means all Contracts (other than Assumed Contracts) to which either Seller is a party, by which either Seller is bound or to which any of either Seller’s properties or assets is subject.

“Existing Liabilities” has the meaning set forth in Section 8.8.

“Facilities” means buildings, improvements and fixtures.

“Financial Statements” has the meaning set forth in Section 3.8.

“Fixed Assets” means all of Sellers’ fixed assets, machinery, equipment, vehicles, leasehold improvements, computer hardware, fixtures, furniture, furnishings, handling equipment, implements, parts, tools and accessories of all kinds.

“GAAP” means generally accepted accounting principles under United States rules and regulations.

“Governmental Authority” means any transnational, domestic or foreign federal, state, municipal or local governmental, legislative, judicial, executive, regulatory or administrative authority, department, court (including any arbitral body or tribunal), agency, branch, board, department, instrumentality, entity, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, whether of the United States or another country.

“Governmental Order” means any judgment, decision, consent decree, injunction, citation, ruling, writ, order or other determination of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

“Guarantor” has the meaning set forth in Section 10.13.

“Hazardous Substance” or “Hazardous Substances” means: (i) any chemical, waste, substance or material (whether solid, liquid or gas) designated, listed, defined, or classified by a Governmental Authority to be ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, contaminant, agent, waste, chemical, by-product, process-intermedial product or other material or substance (whether solid, liquid or gas) that is defined as “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “special waste,” “toxic substance,” “toxin,” “radioactive,” “dangerous,” “ignitable,” “corrosive,” “reactive,” or “hazardous”; (iii) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive materials, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; or (iv) any substance, material or waste, which, as regulated by a Governmental Authority, requires Remedial Action.

“Indebtedness” means (without duplication): (i) all obligations of either Seller for borrowed money; (ii) all obligations, contingent or otherwise, of either Seller evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by either Seller) and any other contingent and off-balance sheet liabilities, undisclosed liabilities and unpaid restructuring charges; (iii) all obligations in respect of letters of credit, performance bonds, surety bonds or similar instruments, in each case to the extent drawn, and bankers’ acceptances issued for the account of either Seller; (iv) any commitment by which either Seller assures a creditor against loss; (v) any indebtedness guaranteed in any manner by either Seller (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any liabilities or obligations under capitalized leases, if any, with respect to which either Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations either Seller assures a creditor against loss; (vii) any indebtedness or liabilities secured by a Lien on either Seller’s assets; (viii) any net liabilities of either Seller with respect to interest rate or currency swaps, collars or similar hedging agreements; and (ix) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnification Basket” means One Hundred Thousand and 00/100 Dollars ($100,000.00).

“Indemnification Cap” means One Million and 00/100 Dollars ($1,000,000.00).

“Insurance Coverage” has the meaning set forth in Section 8.8.

“Insurance Coverage Claim” has the meaning set forth in Section 8.8.

“Insurance Policies” has the meaning set forth in Section 3.13.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Sellers” means the actual knowledge, after reasonable inquiry, of Daniel A. Hoffler.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign, international, multinational or other law, treaty, rule, order, regulation, statute, ordinance, code, decree, directive, decision or other binding requirement of any Governmental Authority of any kind and the rules, regulations and orders promulgated thereunder.

“Leased Real Property” means the real property leased, occupied or used by either Seller pursuant to a Lease, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto.

“Leased Real Property Assignment and Assumption Agreement” means the Leased Real Property Assignment and Assumption Agreement between Buyer and Sellers, in substantially the form of Exhibit D attached hereto.

“Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” means any lien, mortgage, deed of trust, security interest, tax lien, attachment, levy, charge, claim, reservation, restriction, imposition, pledge, option, encumbrance (including, without limitation, easements, rights of way and encroachments), conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), whether designed to secure the payment of indebtedness or otherwise, whether consensual or nonconsensual and whether arising by agreement or under any Law, or otherwise.

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any event, circumstance, change, occurrence, factor, condition, development or effect that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Purchased Assets, results of operations, condition (financial or otherwise) or prospects of the Business or (ii) the ability of Sellers to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.6.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which either Seller or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

“Obligations” has the meaning set forth in Section 10.13.

“Performance Bonds” has the meaning set forth in Section 3.7(c).

“Permit” means any permit, consent, license, franchise, certificate, registration, identification number, certification, concession, grant, variance, exclusion, exemption, approval and other similar authorization required by, issued by, granted by, given by, required by, required to be submitted to, or otherwise made available by any Governmental Authority or pursuant to any Law (including any Environmental Law).

“Permitted Liens” means: (i) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (iii) Liens arising under zoning, building and other land use Laws applicable to the Leased Real Property that are not and have not been violated by the current use, occupancy or operation of such real property; (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Leased Real Property that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability of title, value, current use, occupancy or operation of such real property as currently conducted; and (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws.

“Person” means any individual, partnership, civil company, joint venture, firm, corporation, association, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Tax Period” means any tax period (or portion thereof) that begins before the Closing Date and ends on or before the Closing Date.

“Post-Closing Tax Period” means any tax period (or portion thereof) that begins after the Closing Date.

“Purchased Assets” means the Accounts Receivable, the Assumed Contracts, the Fixed Assets, the Permits (to the extent transferable), the Construction Bids and those certain assets set forth on Schedule 1.2, together with all rights, causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Sellers relating thereto; provided, however, that notwithstanding the foregoing, the Purchased Assets shall specifically exclude the Excluded Assets.

“Purchase Price” means One Million and 00/100 Dollars ($1,000,000.00), subject to adjustment as provided in Sections 2.2(c) and 2.2(d).

“Release” or “Releases” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor Environmental Media, including: (i) the movement of Hazardous Substances through, in, under, above, or from any Environmental Media; (ii) the movement of Hazardous Substances off-site from any real property; and (iii) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Substances.

“Remedial Action” means any action to investigate, remediate, remove, abate, clean up, dispose and monitor any Release or threatened Release of Hazardous Substances.

“Required Consents” has the meaning set forth in Section 6.5.

“Retained Liabilities” has the meaning set forth in Section 2.3(a).

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Sellers’ Account Information Schedule” has the meaning set forth in Section 2.2(a).

“Sellers’ Closing Certificate” means the certificate of Sellers in the form of Exhibit E attached hereto.

“Tax” or “Taxes” means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, margin, gross margin, sales, use, value added, ad valorem, escheat or unclaimed property taxes (or similar), transfer, registration, estimated, franchise, profits, value added, net worth, capital stock, license, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, information return, declaration, form, claim for refund, statement or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined unitary group, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the United States Department of Treasury under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, or any comparable state Law.

ARTICLE II

PURCHASE AND SALE; POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE

2.1. Purchase and Sale; Assignment and Assumption. Upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by Buyer to Sellers, Sellers shall (a) sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, on the Closing Date, all of the Purchased Assets, free and clear of all Liens, pursuant to the execution and delivery of the Bill of Sale and such other documents as are reasonably necessary to sell, transfer, convey and deliver the Purchased Assets to Buyer and (b) assign to Buyer, and Buyer shall assume from Sellers, on the Closing Date, the Assumed Contracts and the Assumed Liabilities pursuant to the execution and delivery of the Assignment and Assumption Agreement and such other documents as are reasonably necessary to effect Seller’s assignment and Buyer’s assumption of the Assumed Contracts and Assumed Liabilities.

2.2. Payment of the Purchase Price.

(a) At least two Business Days prior to the Closing Date, Sellers shall deliver to Buyer a schedule setting forth information, including wire instructions, regarding the account or accounts designated by Sellers into which the Purchase Price described in Section 2.2(b) below will be wired (the “Sellers’ Account Information Schedule”).

(b) At the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account or accounts set forth in Sellers’ Account Information Schedule.

(c) At the Closing, as an addition or reduction to the Purchase Price, prepaid rent, utilities and other overhead items relating to the Purchased Assets and the Assumed Liabilities shall be pro rated between Buyer and Sellers as mutually agreed by the parties.

(d) At Closing, as an addition or reduction to the Purchase Price, the Sellers and Buyer will “true up” the Accounts Receivable and current liabilities such that (i) Buyer will at Closing pay Seller as an addition to the Purchase Price the amount, if any, by which the Accounts Receivable exceed current liabilities or (ii) the Purchase Price will be reduced in the Amount, if any, by which current liabilities exceed the Accounts Receivable; provided that if current liabilities exceed the Accounts Receivable by more than One Million and 00/100 Dollars ($1,000,000.00), then at Closing, Sellers shall pay the amount of such excess to Buyer. The determination of the amount of the Accounts Receivable and current liabilities shall be determined as provided on Schedule 2.2(d). If subsequent to Closing, it is discovered that an error in the computations was made, the party receiving the benefit of the error will pay to the other party the amount necessary to reflect proper “true up” of the Accounts Receivable and current liabilities.

2.3. No Assumption of Retained Liabilities.

(a) Except as specifically set forth herein with respect to the Assumed Liabilities, Buyer does not and will not assume any liability or obligation of any kind, character or description relating to Sellers, the Business or the use of the Purchased Assets or the performance by Sellers under the Assumed Contracts prior to the Effective Time, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities and obligations are required to be accrued on the financial statements of Sellers (collectively, the “Retained Liabilities”). Retained Liabilities shall include, without limitation, the following:

(i) all environmental costs and liabilities, known or unknown, relating to or arising from the conduct of the Business, any omissions or inactions by the Business, or any Leased Real Property to the extent relating to any Releases or violations of Environmental Laws prior to the Effective Time, including without limitation (A) any Release of, off-site shipment of, or any exposure of any person to any Hazardous Substance at, on, in, to, from or under the Leased Real Property that occurred on or before the Closing Date, regardless of whether known or unknown at the Closing Date, including the subsequent migration of such Hazardous Substance from the Leased Real Property and other ongoing Releases, (B) any environmental fact or condition that occurred or existed on or before the Closing Date, whether known or unknown at the Closing Date for which either Seller is liable, (C) any violation of Environmental Law or Environmental Permit by either Seller or the Business that occurred on or before the Closing Date, whether known or unknown at the Closing Date, or (D) any proceeding or claim by any person, entity or governmental authority initiated or asserted in response to (A) through (C) above, known or unknown at the Closing Date;

(ii) any liability or obligation under any Assumed Contract that arises after the Effective Time but that arises out of any breach that occurred before the Effective Time;

(iii) any liability or obligation in respect of the Employees (including, without limitation, all employment agreements, severance policies or agreements, and bonus obligations) or the Employee Benefit Plans;

(iv) any liability or obligation of Sellers to any Affiliate of Sellers;

(v) any liability or obligation arising out of any legal proceeding to which Sellers are a party or relating to the Purchased Assets or the Business pending as of the Effective Time, whether or not set forth in any Schedule attached hereto, or any legal proceeding commenced after the Effective Time to the extent arising out of, or relating to, any occurrence or event happening before the Effective Time, including, without limitation, the costs and expenses of conducting or defending against any such legal proceeding to the extent arising out of, or relating to, any occurrence or event happening before the Effective Time;

(vi) any liability or obligation arising out of or resulting from noncompliance by Sellers with any Law or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority;

(vii) any liability or obligation of Sellers with respect to Taxes;

(viii) all fees and expenses of Sellers incurred in connection with the transactions contemplated by this Agreement;

(ix) all liabilities arising out of, or relating to, the Excluded Assets or the operations of the Business prior to the Effective Time or any event or circumstance that existed prior to the Effective Time, other than the Assumed Liabilities;

(x) any liability or obligation of Sellers under this Agreement or any other document contemplated hereby; and

(xi) all liabilities and obligations of Sellers other than the Assumed Liabilities.

(b) All of the Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, Sellers.

2.4. No Assignment of Certain Assets. If any provision of any Assumed Contract or Permit would prohibit any attempted assignment thereof or of any right or interest thereunder (whether by operation or law, upon a change in control or otherwise) or impose a charge, discount or penalty upon an assignment (in each case, to the extent such provision is enforceable under applicable Law) without the consent of the other party to such agreement, even though such assignment would not become effective until such consent was obtained, then except as hereinafter provided, nothing in this Agreement shall be deemed an assignment of any such Assumed Contract, Permit, right or interest, and the Assumed Contract, Permit, right or interest shall not be assigned hereunder unless and until such consent is obtained. After the Closing Date, the parties hereto shall: (i) use all diligent and reasonable efforts to obtain as promptly as possible all consents and waivers necessary for the sale, transfer, assignment and delivery of such Assumed Contract, Permit, right or interest to Buyer and (ii) cooperate with each other following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract or Permit, including enforcement for the benefit of Buyer of any and all rights against any other party thereto and performance by Buyer of the obligations under all such Assumed Contracts and Permits that are not assigned at Closing by reason of this Section 2.4.

2.5. Purchase Price Allocation. Sellers and Buyer agree that the actual Purchase Price allocable to the Purchased Assets shall be allocated to such Purchased Assets for all purposes (including Tax and financial accounting purposes) as set forth in an allocation schedule to be prepared by Sellers and delivered to Buyer within 90 days after the Closing Date. Sellers and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise unless Buyer and Sellers agree to such position. Sellers and Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the IRS within 10 days prior to the filing of such form with the IRS. Buyer, Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1. Organization of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Each Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing, in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2. Authorization; Enforceability. Each Seller has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its obligations under this Agreement and the other documents and instruments required hereby. The execution and delivery by each Seller of this Agreement and each other document and instrument required hereby to be executed and delivered by it, the performance by each Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller and no other corporate proceedings on the part of such Seller are required to authorize this Agreement or any of the documents or instruments required hereby or for such Seller to consummate the transactions contemplated hereby or thereby. This Agreement is, and the other documents and instruments required hereby to which each Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.3. No Violation or Conflict; Consents.

(a) Except as set forth on Schedule 3.3(a), the execution, delivery and performance by each Seller of this Agreement and all of the other documents and instruments contemplated hereby to which such Seller is party do not and will not:

(i) breach or violate the organizational documents of either Seller;

(ii) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Contract to which either Seller is a party or by which either Seller’s assets are bound or imposition of any Liens, with or without notice or lapse of time or both, on any properties or assets owned or used by either Seller; or

(iii) violate, conflict with or result in a breach of or default under any provision of or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law, judgment, order or decree binding upon or applicable to either Seller.

(b) Except as set forth on Schedule 3.3(b), no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary or is required to be made or obtained by either Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including but not limited to notices, filings, registrations, authorizations, consents or approvals with respect to Permits, Material Contracts, Construction Contracts, Construction Bids and Performance Bonds.

3.4. Litigation. There is no Action or Governmental Order of any kind pending or, to the Knowledge of Sellers, proposed or threatened, nor at any time during the past five years have there been any such Actions or Governmental Orders pending or, to the Knowledge of Sellers, proposed or threatened (i) against either Seller, (ii) relating to the Business, Purchased Assets or products of Sellers, (iii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (iv) that could reasonably be expected to result in a revocation, cancellation, suspension or adverse modification of any Permit held by either Seller that is necessary to conduct the Business as currently conducted.

3.5. Sufficiency of and Title to Purchased Assets.

(a) The Sellers have maintained the Fixed Assets in accordance with sound business practices. The Fixed Assets are in good operating condition and repair, subject to ordinary wear and tear, and are fit for use in accordance with the past practice of Sellers. The Fixed Assets are structurally sound, are in good operating condition and repair and are sufficient for the uses to which they are being put, and none of the Fixed Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of Sellers, there are no facts, reports, tests, analyses or conditions affecting or relating to the Fixed Assets that indicate any problem with, or could interfere in any respect with, the use, occupancy or operation of the Fixed Assets as currently used, occupied or operated by either Seller.

(b) Sellers hold and own valid title to, have valid leasehold interests in or have valid licenses to use all of the Purchased Assets, free and clear of all Liens other than Permitted Liens or Liens that will be released at Closing. Upon Buyer’s payment of the Purchase Price, good and valid title to the Purchased Assets, free and clear of any and all Liens except for Permitted Liens, will pass to Buyer, and Buyer will hold good and valid title to the Purchased Assets, free and clear of any and all Liens. The Purchased Assets include all tangible and intangible assets, contracts and rights necessary or desirable for the operation of the Business in accordance with the past practice of Sellers.

3.6. Material Contracts.

(a) The Sellers have provided Buyer with a true and complete copy of each Material Contract, including all amendments or modifications thereto. “Material Contract” means any Contract to which either Seller is a party, by which either Seller is bound, or by which any of its properties or assets is subject, and that falls in any of the following categories:

(i) each partnership or joint venture agreement;

(ii) each agreement limiting the right of either Seller to engage in or compete with any Person in any business or in any geographical area;

(iii) each management, consulting, severance or similar agreement, and each written agreement with a current or former employee of either Seller under which such Seller have or may have rights or obligations;

(iv) each agreement with a labor union or employee organization;

(v) each Contract that provides for or relates to, the incurrence by either Seller of Indebtedness;

(vi) each Lease material to the operation of either Seller’s business;

(vii) each Contract relating to reimbursement obligations with respect to the letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of either Seller;

(viii) each indemnity agreement with any officer or director of Sellers;

(ix) each Contract pursuant to which either Sellers is a lessor of any machinery, equipment, motor vehicles or personal property involving in the case of any such Contract lease payments of more than $10,000;

(x) each Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $10,000;

(xi) with respect to any Contract that is not a Construction Contract, any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $10,000 in the aggregate;

(xii) with respect to any Contract that is not a Construction Contract, any Contract or series of related Contracts that involve aggregate payments of $10,000 and that are not cancelable without penalty within 90 days; and

(xiii) with respect to any Contract that is not a Construction Contract, any Contract providing for aggregate payments of at least $10,000 pursuant to which either Seller has subcontracted all or part of its responsibilities under another Contract.

(b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable contract or agreement of the Sellers and, to the Knowledge of the Sellers, any other party thereto, subject to applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditors’ rights. No Material Contract is subject to any material claims, charges, setoffs or defenses. There is no material default or material breach by either Seller, or, to the Knowledge of Sellers, any other party, in the performance of any obligation to be performed or paid under any Material Contract or any other provision of such Material Contract, nor, to the Knowledge of Sellers, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a material default or material breach under such Material Contract or would give any right to accelerate, modify, cancel or terminate any Material Contract to Sellers or, to the Knowledge of Sellers, any other party thereto. Each Material Contract was effected in arm’s length negotiations. To the Knowledge of Sellers, no party to any Material Contract intends to cancel, terminate or exercise any option under any such Material Contract, and there are no disputes in connection therewith. Sellers have not made any prior assignment of any material Contract or any of their rights or obligations thereunder.

3.7. Construction Contracts; Construction Bids; Performance Bonds.

(a) Schedule 3.7(a) sets forth a complete and accurate list of all Construction Contracts. Sellers have provided to Buyer a true and complete copy of each Construction Contract, including all amendments or other modifications thereto and change orders in relation thereto. Each Construction Contract is in full force and effect and is a legal, valid and binding contract or agreement of the Sellers and, to the Knowledge of Sellers, each other party thereto, subject to applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditor’s rights. No Construction Contract is subject to any material claims, charges, setoffs or defenses, nor, to Knowledge of Sellers, has any event occurred, that, with the giving of notice or the passage of time or both, would make a Construction Contract subject to any material claims, charges, setoffs or defenses. Except as disclosed on Schedule 3.7(a), the projects identified by each Construction Contract are on schedule, and all amounts due and owing to Sellers under each Construction Contract have been received excluding accounts receivable amounts that may be due and owing under the Construction Contracts in the ordinary course of business, and the Sellers have not filed any mechanics liens or other liens as a result of nonpayment for work related to any Construction Contract. There is no material default or material breach by either Seller, or, to the Knowledge of Sellers, any other party, in the performance of any obligation to be performed or paid under any Construction Contract or any other provision of such Construction Contract, nor, to the Knowledge of Sellers, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a material default or material breach under such Construction Contract or would give any right to accelerate, modify, cancel or terminate any Construction Contract to either Seller or, to the Knowledge of Sellers, any other party thereto. No Construction Contract was awarded on the basis of any qualification as a small business or other set aside or preferential prime contractor or subcontractor bidding status. Sellers, together with their subcontractors and suppliers, have the requisite technical skill and experience necessary to satisfy their obligations under the Construction Contracts.

(b) Schedule 3.7(b) sets forth as a current, accurate and complete list of each of the Construction Bids that Sellers have submitted for which no notice of award decision has been received by Sellers. Sellers have provided to Buyer a true and complete copy of each Construction Bid, including all amendments or other modifications thereto. No Construction Bid was submitted on the basis of any qualification as a small business or other set aside or preferential prime contractor or subcontractor bidding status.

(c) Schedule 3.7(c) sets forth a complete and accurate list of all letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of Sellers in connection with the Construction Contracts (collectively, “Performance Bonds”). No claims have been made against any Performance Bonds or similar instruments within the past 10 years.

(d) No liquidated damages or similar assessments of damages have been assessed against either Seller in connection with any Construction Contract or other agreement within the past 10 years, nor, to the Knowledge of Sellers, has any event occurred that, with the giving of notice or the passage of time or both, would reasonably be expected to give rise to a liquidated damages claim against either Seller. For the purposes of this paragraph, a “liquidated damages claim” includes a liquidated damages claim that is assessed against a prime contractor, subcontractor, vendor, or other third party and for which such Seller is liable under the terms of any Construction Contract or other agreement.

(e) Neither Seller has made any force majeure or similar claims in connection with any Construction Contract within the past 10 years, nor, to the Knowledge of Sellers, has any event occurred that, with the giving of notice or the passage of time or both, would reasonably be expected to give rise to a force majeure or similar claim by either Seller.

(f) With respect to each Construction Contract, (i) Sellers are in compliance in all material respects with all applicable Laws, (ii) no written notice has been received by either Seller and, to Knowledge of Sellers, none has been threatened alleging that either Seller, or any director, officer or employee of Sellers, is in material breach or violation of any applicable Law or contractual requirement thereunder, and (iii) no written notice of termination has been received by either Seller thereunder.

(g) No Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any material dispute proceeding against either Seller relating to any Construction Contract or Construction Bid, nor is either Seller asserting any material claim or initiating any material dispute proceeding directly or indirectly concerning any Construction Contract or Construction Bid.

(h) With respect to each Construction Contract and Construction Bid:

(i) all written representations and certifications submitted by Sellers in order to induce the award of a Construction Contract or to induce payments under a Construction Contract were current, accurate and complete in all material respects as of their respective effective dates; and

(ii) material pricing discounts have been properly reported to and credited to the customer.

(i) Neither Seller, nor, to the Knowledge of Sellers, any of their predecessors, shareholders, officers or directors, is or within the past three years has been debarred, suspended or deemed non-responsible or otherwise formally excluded from participation in the award of a Construction Contract relating to any Governmental Authority, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against either Seller or, to the Knowledge of Sellers, any of their predecessors, shareholders, officers or directors, nor, to the Knowledge of Sellers, has any event occurred that, with the giving of notice or the passage of time or both, would reasonably be expected to give rise to either Seller or any of their shareholders, officers or directors being debarred, suspended or formally excluded from participation in the award of a Construction Contract relating to any Governmental Authority.

(j) Neither Seller, nor, to the Knowledge of Sellers, any of their directors or officers, have offered or provided any unlawful contribution, payment, kickback, bribe, gift, gratuity or entertainment, or to the Knowledge of Sellers, made any unlawful expenditures relating to political activity.

3.8. Financial Statements. Sellers have provided to Buyer true and complete copies of the audited balance sheet of each Seller as of December 31, 2012, 2011 and 2010, and the related statements of income, stockholders’ equity and cash flows for the years then ended (collectively, the “Financial Statements”). The Financial Statements fairly present the consolidated financial position, results of operations and cash flows of each Seller as of the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP consistently applied throughout the periods indicated (except, in the case of unaudited financial statements, for the absence of notes and normal recurring year-end adjustments).

3.9. Absence of Undisclosed Liabilities. Neither Seller has as of December 31, 2012, nor has either Seller incurred since that date, any liability or obligation of any kind, character or description (whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities and obligations are required to be accrued on Sellers’ financial statements) other than liabilities or obligations that (i) were accrued or reserved against on the balance sheet included in the Financial Statements as of December 31, 2012; (ii) were current liabilities incurred after December 31, 2012 in the ordinary course of business consistent with past practice of Sellers; or (iii) that have been discharged or paid in full.

3.10. Real Property.

(a) No Owned Real Property. Neither Seller owns any real property.

(b) Leased Real Property. Schedule 3.10(b) sets forth the address of each Leased Real Property and a true and complete list of all Leases for each Leased Real Property. With respect to each of the Leases for each Leased Real Property: (i) either Seller has a valid leasehold interest in each of the Leased Real Properties; (ii) such Lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect and has not been modified; (iii) the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) neither Seller nor, to Sellers’ Knowledge, any other party to the Lease is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (v) neither Seller’s possession and quiet enjoyment of each Leased Real Property has been disturbed and there are no disputes with respect to any Leases; (vi) no security deposit or portion thereof has been applied in respect of a breach or default under any Lease of Leased Real Property that has not been redeposited in full; (vii) the other party to each Lease is not in any way affiliated with either Seller; and (viii) neither Seller has collaterally assigned or granted any security interest in any of the Leases or any interest therein.

(c) No Additional Property Interests. Other than the Leased Real Property set forth on Schedule 3.10(b), Sellers do not have any other interest in real property, whether owned, leased or otherwise, and the Leased Real Property constitutes all of the real property necessary to operate the Business as currently conducted.

(d) Condition of Leased Real Property.

(i) The Leased Real Property and Sellers’ current occupancy and use thereof does not violate in any material respect any applicable Law, Governmental Order, Permit or Lien, and neither Seller has received any notices of any violation of Law, Governmental Order, Permit or Lien.

(ii) Neither Seller has assigned or subleased any Lease or any part, portion or interest in the Leased Real Property, and there are no third parties in possession of all or any portion of the Leased Real Property that are not entitled thereto.

(iii) The Leased Real Property (A) is now and will be at the time of Closing in good operating order and condition and repair, except for normal wear and tear, and (B) is supplied with reliable and adequate utilities and other services (both in quantity and quality) necessary for the current occupancy and use of thereof.

(iv) The Leased Real Property either (A) is freely accessible directly from public streets, or (B) uses adjoining private land to access the same in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such land. There is no condition that would result in the termination or impairment of such access, and such access is sufficient for the operation of the Business as currently conducted.

(v) Neither Seller owes nor will owe in the future any brokerage commissions or finders’ fees with respect to the Leased Real Property.

(vi) There is no condemnation, expropriation, eminent domain proceeding or any other legal proceeding of any kind pending or, to the Knowledge of Sellers, threatened against any of the Leased Real Property, or any portion thereof.

(e) Real Property Related Documentation. Sellers have provided to Buyer true and complete copies of the following to the extent in Sellers’ possession or reasonable control: (i) all certificates of occupancy and other material permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Leased Real Property; (ii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints; (iii) all policies of title insurance on the Leased Real Property; (iv) all vesting deeds for the Leases (as hereinafter defined) for the Leased Real Property; (v) all existing Phase I, Phase II or other environmental reports or studies in draft or final form relating to the Leased Real Property; and (vi) the most recent survey or surveys relating to the Leased Real Property.

3.11. Books and Records. The books and records of Sellers, all of which have been provided to Buyer, are complete and correct in all material respects, reflect actual, bona fide transactions and have been maintained in accordance with Sellers’ normal business practices and the requirements of applicable Law.

3.12. Affiliated Transactions. Except as set forth on Schedule 3.12, no Affiliate of either Seller: (i) owns any property or right, whether tangible or intangible, that is used by such Seller; (ii) has any claim or cause of action against such Seller; (iii) owes any money to such Seller or is owed money from such Seller; (iv) is a party to any contract or other arrangement, written or oral, with such Seller; or (v) provides services or resources to such Seller or is dependent on services or resources provided by such Seller. Schedule 3.12 sets forth every Contract between either Seller, on the one hand, and such Seller’s current or former equityholders, officers, managers, directors, employees or members of their immediate families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand, other than employment agreements entered into in the ordinary course of business.

3.13. Insurance. Sellers have provided Buyer with a true and complete list of all insurance policies for the benefit of or providing coverage with respect to either Seller or any of their respective assets (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) (the “Insurance Policies”), which are in amounts, with such deductibles and against such risks and losses as are customary and reasonable for the Business. All Insurance Policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation, or termination has been received with respect to such policies. Neither Seller has received written notice of cancellation of any of the Insurance Policies for the past five years and, to Sellers’ Knowledge, no threat has been made to cancel any insurance policy related to either Seller during such period. No self-insured or co-insurance programs cover or relate to either Seller. There have been no gaps in the insurance coverage of either Seller.

3.14. Tax Matters.

(a) Except as set forth on Schedule 3.14(a):

(i) neither Seller nor any Person to whose liabilities either Seller has succeeded has ever filed a consolidated Federal Income Tax Return or a consolidated, unitary or combined State Income Tax Return, or been included in any such Tax Return filed by another entity;

(ii) each Seller and any Person to whose liabilities either Seller has succeeded has timely filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

(iii) each Seller and any Person to whose liabilities either Seller has succeeded has paid all Taxes due and payable by it (whether or not shown on any Tax Return);

(iv) neither Seller currently is the beneficiary of any extension of time within which to file any Tax Return;

(v) no claim has ever been made by a Governmental Authority in a jurisdiction where either Seller does not file Tax Returns that either Seller is or may be subject to taxation by that jurisdiction;

(vi) there are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(vii) each Seller and any Person to whose liabilities either Seller has succeeded is in compliance with, and Sellers’ records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

(viii) the Financial Statements and the Final Balance Sheet fully and properly reflect, as of their dates, the liabilities of Sellers for all periods ending on or before such dates, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and the books and records of Sellers fully and properly reflect all liabilities for Taxes for all periods after the date of the Financial Statements;

(ix) neither Seller has granted (nor is it subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted against or with respect to either Seller or (insofar as either Seller may be liable therefor) any Person to whose liabilities either Seller has succeeded, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of either Seller or for which either Seller may be liable;

(x) neither Seller has made or entered into, and does not hold any asset subject to, a consent filed pursuant to former Section 341(f) of the Code and the regulations thereunder or a “safe harbor lease” subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder, nor does either Seller hold any asset that is “tax-exempt use property “ within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code;

(xi) none of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code;

(xii) none of the Assumed Liabilities is an obligation to make a payment under any Tax sharing, Tax allocation, or Tax indemnity agreement;

(xiii) each Seller has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code

(xiv) neither Seller is nor would be treated as a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulation thereunder) for purposes of Section 897(a) of the Code;

(xv) neither Seller nor any Person to whose liabilities either Seller has succeeded has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any predecessor regulation, and each Seller has properly disclosed in its Federal Income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations § 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law;

(xvi) neither Seller has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority;

(xvii) the income Tax Returns of each Seller, copies of which have been provided to Buyer, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other provision of federal, state or foreign Law;

(xviii) neither Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, or (C) prepaid amount received on or prior to the Closing Date;

(xix) Armada/Hoffler has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and all comparable provisions of applicable state and local Tax Law) at all times since April 14, 1987, and will be an S corporation up to and including the Closing Date;

(xx) Armada/Hoffler of Virginia has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and all comparable provisions of applicable state and local Tax Law) at all times since May 23, 2002, and will be an S corporation up to and including the Closing Date; and

(xxi) neither Seller has in the past 10 years (A) acquired assets from another corporation in a transaction in which such Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(b) None of the Purchased Assets would be treated for federal or state income tax purposes as stock in a corporation, an interest in a partnership (or entity treated as a partnership for federal income tax purposes) or an interest in an entity that would be disregarded as an entity separate from its owner (within the meaning of Treasury Regulations §301.7701-3).

(c) Sellers have provided to Buyer true and complete list of all material Tax elections, consents and agreements made by or affecting either Seller or any Person to whose liabilities either Seller has succeeded that will be in effect after the Closing Date, lists all material types of Taxes paid and Tax Returns filed by or on behalf of either Seller or any such Person, expressly indicates each Tax with respect to which either Seller or any such Person is or has been included in a consolidated, unitary or combined Tax Return, and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of each Seller or for which it may be liable.

3.15. Compliance with Law; Certain Practices.

(a) Sellers are and have been in compliance in all material respects with all Laws and Orders that are or were applicable to Seller in connection with the operation of the Business and use of the Purchased Assets. Neither Seller has received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding any actual or possible violation of or failure to comply with any applicable Law or Order with respect to the operation of the Business and use of the Purchased Assets.

(b) Without limiting the generality of Section 3.15(a):

(i) Neither Seller nor any officer, director, member, employee, independent contractor, consultant or agent or any other Person acting on behalf of either Seller has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof; or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both of the preceding clauses (i) and (ii) in order to assist either Seller to obtain or retain business for or direct business to either Seller under circumstances that would subject either Seller to liability under the Foreign Corrupt Practices Act of 1977, as amended, or any corresponding foreign law.

(ii) Neither Seller nor any officer, director, employee, independent contractor, consultant or agent or any other Person acting on behalf of either Seller has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any other Person who was, is or may be in a position to help or hinder the business of Sellers (or assist in connection with any actual or proposed transaction) that: (i) would reasonably be expected to violate or conflict with the code of ethics, code of conduct or other similar policy of such customer, supplier or other Person; (ii) might subject either Seller to any damage or penalty in any legal proceeding; (iii) if not given in the past, might have had a material effect on the Business; or (iv) if not continued in the future, might have a material effect on the Business.

3.16. Permits.

(a) Schedule 3.16(a) contains a complete and accurate list of each Permit that is held by Sellers in connection with the operation of the Business or that otherwise relates to the Business or the Purchased Assets (other than Permits required under Environmental Laws that are set forth on Schedule 3.17(g) and as to which compliance matters are covered by Section 3.17).

(b) (i) Each Permit listed on Schedule 3.16(a) is valid and in full force and effect; (ii) Sellers are, and at all times have been, in material compliance with all of the terms and requirements of each Permit identified on Schedule 3.16(a); and (iii) Sellers have not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit. To the Knowledge of Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Permit listed on Schedule 3.16(a) or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed on Schedule 3.16(a). All applications required to have been filed for the renewal of the Permits listed on Schedule 3.16(a) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities. The Permits listed on Schedule 3.16(a) collectively constitute all of the Permits necessary to permit Sellers to lawfully conduct and operate the Business in the manner in which Sellers currently conduct and operate the Business and to permit them to own and use the assets used in the operation of the Business in the manner in which Sellers currently own and use such assets (other than Permits required under Environmental Laws that are set forth on Schedule 3.17(g)).

3.17. Environmental Matters.

(a) Sellers and, to the Knowledge of Sellers, all predecessors thereto, are and have at all times been in compliance with all Environmental Laws and all Environmental Permits affecting, or relating to, the Business.

(b) Neither Seller nor, to the Knowledge of Sellers, any other Person has Released any Hazardous Substance on, under, at, to, from or in any way affecting the Leased

Real Property or any other real property previously owned, leased or operated at any time by either Seller (during such time that any of either Seller owned, leased or operated such previously owned, operated and leased assets or real property).

(c) All activity to close, remove, remediate or dispose (as applicable) of any land fills, underground or aboveground storage tanks, surface impoundments, disposal areas or friable asbestos materials by either Seller and all predecessors thereto was conducted in compliance with Environmental Laws.

(d) There has not been at any time any (i) off-site shipment of any Hazardous Substances by either Seller and, to the Knowledge of Sellers, all predecessors thereto, that currently gives rise to, or could reasonably be expected to give rise to, liabilities or obligations under any Environmental Law or (ii) land fill, underground or aboveground storage tanks, underground piping, surface impoundments, disposal areas or friable asbestos material on, under, at or in any way affecting any assets or real property currently or previously owned, leased or operated by either Seller or, to the Knowledge of Sellers, any predecessors thereto, that requires any Remedial Action.

(e) No written notice, notification, demand, inquiry, request for information, citation, summons or order has been received, no complaint, claim, cause of action or governmental order has been filed, no penalty has been assessed, and as of the date of this Agreement, no investigation, action, claim, suit, proceeding or review is pending, or, to the Knowledge of Sellers, threatened in writing by any Governmental Authority or other Person relating to either Seller or any predecessor thereof and relating to or arising out of any violation of Environmental Law or Release or threatened Release of any Hazardous Substance.

(f) Neither Seller nor, to the Knowledge of Sellers, any predecessor thereto, is subject to any judgment, decision, consent decree, injunction, ruling, writ or order of any Governmental Authority with respect to matters subject to regulation under any Environmental Law.

(g) (i) Sellers have received or secured (or in the case of permits-by-rule, qualified for) in a timely manner all Permits required under Environmental Laws to conduct the Business and operate the assets and processes as currently operated, and use the assets and processes as currently used in compliance with Environmental Laws; (ii) each Permit required under Environmental Laws is set forth on Schedule 3.17(g) and is currently in full force and effect; (iii) Sellers are in compliance with the terms and conditions of each such Permit set forth on Schedule 3.17(g) (including, without limitation, any plans and sampling required thereunder); and (iv) all applications for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings and reports required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Seller is aware of any proposed changes in Environmental Laws that requires or would require any of either Seller to obtain any further Permits required under Environmental Laws or seek to modify any such Permits currently held.

(h) The Permits set forth on Schedule 3.17(g) will not be terminated, invalidated or otherwise negatively affected as a result of the transactions contemplated by this

Agreement, and no notification of change in control, change in ownership and/or operation, permit transfer, reapplication or other communication is required to be submitted to any Governmental Authority pertaining to any such Permit as a result of the transactions contemplated by this Agreement.

(i) Neither Seller nor any predecessor thereto, has assumed by contract, agreement (including any administrative order, consent agreement, lease or sale-leaseback) or operation of law, or otherwise agreed to, an obligation to (i) indemnify or hold harmless any other Person for any violation of Environmental Law or any obligation or liability arising thereunder, or (ii) assume any liability for any Release of any Hazardous Substance, conduct any Remedial Action with regard to any Release of any Hazardous Substance or implement any institutional controls (including any deed restrictions) regarding any Hazardous Substances, and to the extent that it is subject to any such agreement set forth in clauses (i) or (ii) of this Section 3.17(i), it has no outstanding obligations.

(j) Neither Seller nor any predecessor thereto has given any release or waiver of liability that would waive or impair any claim, demand, or action related to any Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release.

(k) Sellers have provided to Buyer complete copies and results of all environmental reports (including Phase I and Phase II environmental site assessments and letter reports), investigations, disclosures, studies, sampling results, analyses, assessments, tests, plans, and audits, regardless of whether such documents are in draft or final form, that both (i) relate to the Business and (ii) address any environmental or health and safety matters or liabilities, including those arising under any Environmental Laws or relating to the use, generation, storage, treatment, transportation, manufacture, refinement, handling, production, or Release of any Hazardous Substance.

(l) To the Knowledge of Sellers, there are no liabilities (including encumbrances or restrictions on ownership, occupancy, use, operation, or transferability), obligations, or direct or indirect debts of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, of either Seller or any predecessor thereto arising under or relating to any violation of any Environmental Law or Release of any Hazardous Substance.

3.18. Labor and Employee Matters.

(a) Sellers have provided Buyer with a true and complete list of the following information for each Employee, including each Employee on leave of absence or layoff status (with benefit accruals or credits, as of the most recent month-end): (i) employer; (ii) name; (iii) job title; (iv) years of service; (v) base compensation and vacation accrued for each Employee; and (vi) the target or other bonus amount for each applicable Employee.

(b) (i) Neither Seller is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization in respect of any

Employees; (ii) neither Seller is the subject of any existing or, to the Knowledge of Sellers, threatened Action asserting that either Seller has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization; (iii) within the last five years, no labor union or labor organization has filed or threatened to file a union representation petition against either Seller or otherwise engaged in union organizational activities with respect to Employees; and (iv) there is no pending or, to the Knowledge of Sellers, threatened, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Seller.

(c) Each Seller is and has been in compliance with all employment agreements and other Contracts relating to employment to which either Seller is a party, and all applicable Laws respecting labor relations, employment, employment practices, workers compensation, unemployment, terms and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.

(d) There is no Action of any kind pending or, to the Knowledge of Sellers, proposed or threatened against either Seller relating to labor relations, employment, employment practices, workers compensation, unemployment, terms and conditions of employment or wages and hours.

(e) Neither Seller has engaged in any lay offs of employees that would trigger any notice requirements under the WARN Act or any state or local Law pertaining to employee lay offs or plant closings.

(f) Since December 31, 2012, neither Seller has changed the wage or benefit levels of its officers or employees other than changes required by applicable Laws or in the ordinary course of business.

3.19. No Adverse Change. Since December 31, 2012:

(a) Sellers have operated the Business and their properties in the ordinary course of business consistent with past practice;

(b) there has not been any Material Adverse Effect and, to the Knowledge of Sellers, no fact or condition has occurred or exists or is contemplated or threatened (other than general economic or industry conditions) that might reasonably be expected to result in any Material Adverse Effect;

(c) there has not been any single or aggregate material loss, damage, condemnation or destruction to any of the properties of either Seller (whether covered by insurance or not); and

(d) neither Seller has taken an action that, if taken after the date hereof, would require the consent of Buyer pursuant to Section 5.2.

3.20. Employee Benefit Plans.

(a) Sellers have provided Buyer with a true and complete list of all Employee Benefit Plans. Sellers have provided to Buyer correct and complete copies of (i) each Employee Benefit Plan, including all amendments to such plan, and all summary plan descriptions and other summaries of such plan; (ii) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Employee Benefit Plan; (iii) the most recent determination letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters; (iv) the two most recent actuarial valuation reports for each Employee Benefit Plan for which an actuarial valuation report has been prepared; (v) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Employee Benefit Plan; (vi) the most recent plan audits, financial statements and accountant’s opinion (with footnotes) for each Employee Benefit Plan; (vii) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information and insurance premiums for each Employee Benefit Plan; and (viii) all correspondence with government authorities concerning any Employee Benefit Plan (other than as previously referenced above).

(b) All benefits due under each Employee Benefit Plan have been timely paid and there is no Action, other than routine Actions for benefits, pending, or to the Knowledge of Sellers, threatened, against any Employee Benefit Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such Action.

(c) Each Employee Benefit Plan and any related trust agreement, annuity or insurance contract, or other funding instrument currently complies, and has complied in the past, both as to form and operation, with the terms of such plan and related documents and with all applicable Law, including ERISA and the Code, as well as the provisions of any applicable arrangements or documents.

(d) All contributions and payments to or with respect to each Employee Benefit Plan have been timely made and Sellers have made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Employee Benefit Plan or related arrangement, document, or applicable law. No Employee Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(e) No Employee Benefit Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a change in control of Sellers or any plant closing.

(f) No agreement, commitment, or obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new plan that would be an Employee Benefit Plan.

(g) Neither Seller nor any ERISA Affiliate maintains, participates in, contributes to, or has any obligation to contribute or any liability with respect to any Multiemployer Plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

(h) No audit or investigation by any Governmental Authority is pending, or to the Knowledge of Sellers, threatened, regarding any Employee Benefit Plan, and no party dealing with any Employee Benefit Plan has engaged in any prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty.

(i) Each Employee Benefit Plan that is intended to be a tax-qualified plan is so qualified, in both form and operation, has received one or more IRS determination letters to such effect, and no facts exist that could cause the qualified status of such Employee Benefit Plan to be adversely affected.

(j) No Employee Benefit Plan provides welfare benefits to any former employee or the dependents of beneficiaries of any former employee other than those benefits required under Section 4980B of the Code and Sections 601 et seq. of ERISA. No Employee Benefit Plan is funded by a trust intended to be exempt from taxation under Section 501(c)(a) of the Code.

(k) With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by either Seller or any ERISA Affiliate, no event has occurred and no condition exists that after the Closing could subject either Seller or Buyer, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B or the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA.

(l) No audit or investigation by any Governmental Authority is pending, or to the Knowledge of Sellers, threatened, regarding any Employee Benefit Plan.

3.21. Sellers’ Brokers’ Fees. Neither Seller has any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby or has retained any broker or other intermediary to act on its or his behalf in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1. Organization of Buyer. Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

4.2. Authorization; Enforceability. Buyer has the full limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its obligations under this Agreement and the other documents and instruments required hereby. The execution and delivery by Buyer of this Agreement and each other document and instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer and no other limited liability company proceedings on the part of Buyer are required to authorize this Agreement or any of the documents or instruments required hereby or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

4.3. No Violation or Conflict.

(a) The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments contemplated hereby to which Buyer is party do not and will not:

(i) violate the organizational documents of Buyer;

(ii) violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Contract to which Buyer is a party or by which any of Buyer’s assets are bound;

(iii) violate, conflict with or result in a breach of or default under any provision of or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law, judgment, order or decree binding upon or applicable to Buyer.

(b) No notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4. Litigation. There is no Action or Governmental Order of any kind pending that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.5. Buyer’s Brokers Fees. Buyer has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby or has not retained any brokers or other intermediaries to act on its behalf in connection with the transactions contemplated by this Agreement.

ARTICLE V

CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING

5.1. Conduct of the Business Prior to Closing. From the date hereof through the Closing Date, Sellers will conduct the Business in the ordinary course and in accordance with the past practice of Sellers and shall not take any action inconsistent therewith, except as otherwise expressly permitted by this Agreement or consented to by Buyer in writing. Without limiting the generality of the foregoing, Sellers shall:

(a) make timely capital expenditures in accordance with its capital expenditure budget;

(b) use commercially reasonable efforts to preserve and protect the goodwill and advantageous relationships of Sellers with their respective suppliers, customers and all other Persons having business dealings with Sellers and promptly advise Buyer in writing of any Material Adverse Effect that has occurred or which Sellers reasonably believe will occur;

(c) perform its obligations under the Construction Contracts in a timely manner and consistent with established budgets pertaining to such Construction Contracts;

(d) maintain Sellers’ books, accounts and records in the usual and regular manner, in accordance with GAAP consistently applied and in compliance with all applicable Laws;

(e) preserve and maintain in force all of the Permits, Leases, and other Material Contracts in effect on the date of execution of this Agreement, or that become effective at any time on or prior to the Closing Date;

(f) comply with all Laws applicable to Sellers;

(g) maintain the Purchased Assets in good working order and repair (ordinary wear and tear excepted), consistent with past practice;

(h) pay, or where appropriate to accrue, all Taxes, assessments and other charges imposed by Law or any Governmental Authority upon Sellers, or any of its properties or assets, when due and before any penalty or interest accrues thereon, unless the validity of the imposition is being contested in good faith by appropriate proceedings and adequate reserves for such contingency have been set aside; and

(i) maintain the Insurance Policies in force on the same terms and conditions currently existing.

5.2. Negative Covenants. From the date hereof through the Closing Date, Sellers will not, except as otherwise permitted by this Agreement or consented to by Buyer in writing:

(a) amend the organization documents of either Seller (whether by merger, consolidation or otherwise);

(b) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any Purchased Assets, other than in the ordinary course of business consistent with past practice;

(c) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of Indebtedness in the ordinary course of business consistent with past practice;

(d) adopt, establish, enter into, amend or terminate, or increase the benefits under, any Employee Benefit Plan, or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Benefit Plan if in effect on the date of this Agreement, in any case other than in the ordinary course of business, as may be required by the terms of such Employee Benefit Plan or other plan, practice, program, policy or Contract, as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code or Section 409A of the Code or pursuant to the terms of this Agreement;

(e) make any change in employment terms for any current or former directors, managers, officers or employees who are or were employed or otherwise engaged by either Seller (including, without limitation, increases, or promises of increases, in compensation or fringe benefits), or hire or terminate any director, manager, officer or other employee, other than in the ordinary course of business or consistent with past practice and other than actions required by applicable Law or under a Contract in effect as of the date hereof;

(f) enter into or adopt any Contract not in existence as of the date hereof that would constitute a Material Contract, Construction Contract, Performance Bond or Lease other than in the ordinary course of business; (ii) modify, amend, cancel or terminate any existing Material Contract, Construction Contract, Performance Bond or Lease except to the extent required by Law or by the terms of such Material Contract, Construction Contract, Performance Bond or Lease other than in the ordinary course of business; or (iii) take, or fail to take, any action that constitutes a material breach or default under any Material Contract, Construction Contract, Performance Bond or Lease;

(g) accelerate collection of, or discount, Accounts Receivable, other than in the ordinary course of business, or change any methods of accounting, except in the ordinary course of business consistent with past practice or as may be required by Law or changes in GAAP;

(h) delay the payment of accounts payable or Indebtedness in a manner inconsistent with past practices;

(i) make any material Tax election, except as may be required by applicable Law or as consistent with Tax elections historically made by either Seller;

(j) make any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than in the ordinary course of business;

(k) make any commitments for capital expenditures other than in the ordinary course of business;

(l) discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which either Seller is a party other than in the ordinary course of business;

(m) cause or permit the termination, lapse or material modification of any Insurance Policies covering the Purchased Assets; or

(n) agree to do any of the foregoing.

5.3. Access. From the date hereof through the Closing Date, Buyer and Buyer’s authorized agents, officers and representatives shall have reasonable access to the books and records, the managers, officers and employees of Sellers, the Leased Real Property (including the Facilities thereon) used in the operation of the Business, contractors used in the operation of the Business and any documents, books, records and other materials that have relevance to the Assets, the Contracts or the operation of the Business; provided, however, that such examinations, investigations and interviews shall be conducted during Sellers’ normal business hours and shall not unreasonably interfere with Sellers’ operations and activities.

5.4. Cooperation; Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the transactions contemplated hereby, including (i) obtaining all necessary notifications, actions or non-actions, waivers, consents and approvals from all Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority and (ii) obtaining the release of Sellers from any liability under the Performance Bonds listed on Schedule 3.7(c) that are associated with Construction Contracts that are Assumed Contracts.

5.5. No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article IX, neither Sellers, nor their Affiliates nor any of their respective managers, members, officers, employees, agents and representatives will, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving either Seller or the Business, including the sale of the Business or any of the Purchased Assets, or the sale or transfer (directly or indirectly) of any ownership interests in either Seller. In consideration for the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation and execution of this Agreement, Sellers and Buyer agree that money damages would not be a sufficient remedy for any breach of this Section 5.5 by Sellers, with respect to itself or any of the other Persons described above, and that, in addition to all other remedies, Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 5.5.

5.6. Publicity. All general notices, releases, statements and communications to members, employees, suppliers, distributors and customers of Sellers and to the general public, and the press relating to the transactions covered by this Agreement, shall be made only at such times and in such manner as shall be mutually agreed upon by Buyer and Sellers; provided that Sellers or Buyer shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with applicable Law (including any rule of any securities exchange on which a party’s securities are traded) or obligations pursuant to this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

6.1. Representations and Warranties. Each of the representations and warranties of Sellers contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

6.2. Compliance with Agreement. Sellers shall have performed and complied in all material respects with all of its obligations under this Agreement, which are to be performed or complied with by it prior to or on the Closing Date.

6.3. No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.4. No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

6.5. Required Consents. Sellers shall have obtained in writing and shall have delivered to Buyer all of the consents set forth on Schedule 3.3(b) (the “Required Consents”), in form and substance reasonably satisfactory to Buyer and Buyer’s legal counsel.

6.6. Permits. With respect to each Permit listed on Schedules 3.16(a) and 3.17(g), (a) to the extent transferable and required to be transferred on or prior to the Closing, such Permit shall have been transferred to Buyer on or prior to the Closing or Buyer shall have otherwise obtained such Permit or (b) Sellers shall have filed with the appropriate Governmental Authorities all documentation required to be so filed by Sellers so that such Permit will be transferred (to the extent transferable) to, or obtained by, Buyer after the Closing so as to allow Buyer to operate the Business after the Effective Time.

6.7. Payoff Letters. Sellers shall have delivered to Buyer payoff letters duly executed by the agents under the Indebtedness of Sellers (i) indicating that all outstanding obligations of Sellers arising under or related to the Indebtedness has been repaid and extinguished in full and all Liens on the Purchased Assets have been released, and (ii) agreeing to deliver Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release of record its Liens on the Purchased Assets.

6.8. Deliveries at Closing. Sellers shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date by the appropriate parties, as applicable, and in form and substance reasonably acceptable to Buyer:

(a) copies of the resolutions duly adopted by the board of directors and shareholders of each Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true, correct and unmodified as of the Closing by the corporate secretary (or equivalent) of each Seller;

(b) good standing certificates (or the equivalent) of each Seller;

(c) the duly executed Bill of Sale;

(d) a duly executed counterpart of the Assignment and Assumption Agreement executed by Sellers;

(e) Sellers’ Closing Certificate;

(f) a release of all Liens secured by the Purchased Assets;

(g) one or more duly executed counterpart Leased Real Property Assignment and Assumption Agreements executed by Buyer and the owner of the Leased Real Property;

(h) a completed IRS Form W-9 and an affidavit, in compliance with Section 1445(b)(2) of the Code and the Treasury Regulations thereunder from each Seller that such Seller is not a foreign person; and

(i) such other documents and certificates as Buyer shall reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1. Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

7.2. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

7.3. No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.4. Deliveries at Closing. Buyer shall have delivered to Sellers the Purchase Price payable at Closing in accordance with Section 2.2(b) and the following documents, each properly executed and dated as of the Closing Date, and in form and substance reasonably acceptable to Sellers:

(a) copies of the resolutions duly adopted by the sole member of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true, correct and unmodified as of the Closing date by the corporate secretary (or equivalent) of Buyer;

(b) a good standing certificate (or the equivalent) of Buyer;

(c) a duly executed counterpart of the Escrow Agreement executed by Buyer;

(d) a duly executed counterpart of the Assignment and Assumption Agreement executed by Buyer;

(e) Buyer’s Closing Certificate; and

(f) such other documents and certificates as Sellers shall reasonably request.

ARTICLE VIII

INDEMNITIES AND ADDITIONAL COVENANTS

8.1. Survival of Representations, Warranties, Covenants and Obligations. All representations and warranties in this Agreement shall survive the Closing for a period of one year, and all covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby in accordance with their terms. The right of any Person to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge of any Person acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver by any Person of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right of such Person or any other Person to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations. Notwithstanding anything to the contrary in this Article VIII, if prior to the close of business on the last day of any claims period described in Sections 8.2(b) and 8.3(a), an indemnifying party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

8.2. Sellers’ Indemnity.

(a) Each Seller shall, jointly and severally, indemnify and hold Buyer and its officers, directors, employees, shareholders, agents, representatives and Affiliates (collectively, the “Buyer Indemnified Parties”) harmless from and against, and agree to defend promptly Buyer Indemnified Parties from, and reimburse Buyer Indemnified Parties for, any and all losses, damages costs, expenses, Taxes, liabilities, obligations, Actions and Claims of any kind, including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses (hereinafter referred to collectively as “Losses”), that Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach or inaccuracy of any of the representations and warranties made by Sellers in this Agreement or any other agreement or instrument delivered by Sellers pursuant hereto; provided, however, that for purposes of determining the amount of Losses subject to indemnification under this Article VIII, such representations and warranties shall be construed as if they were not qualified by the terms “material” or “Material Adverse Effect” or other terms of similar import or effect;

(ii) any failure of Sellers to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by the Sellers pursuant to this Agreement; and

(iii) the Retained Liabilities.

(b) The Buyer Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 8.2(a)(i) in respect of the representations and warranties made by Sellers only if such right is asserted with respect to a specified breach or inaccuracy (whether or not such Losses have actually been incurred) on or before one year from the date of Closing after which such representation and warranty shall terminate subject to the final sentence of Section 8.1.

(c) In the event a third-party claim against Buyer Indemnified Parties arises that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be given promptly by Buyer Indemnified Parties to the Sellers. The Sellers shall have the right to contest and defend, by all appropriate legal proceedings, such claim and to control all settlements (unless Buyer Indemnified Parties agree to assume the cost of settlement and to forgo such indemnity or the Sellers, cannot provide reasonable assurance to Buyer Indemnified Parties of its or their, as applicable, financial capacity to defend such claim and provide indemnification with respect to such claim) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Sellers; provided, however, that such assumption by the Sellers shall establish a rebuttable presumption that such claim is covered by the indemnity provisions of Section 8.2(a) ; provided further, that the Sellers may not effect any settlement without Buyer Indemnified Parties’ prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Buyer Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Sellers; and (iii) such settlement contains as an unconditional term thereof, the full and complete release by the claimant of Buyer Indemnified Parties. Buyer Indemnified Parties may select counsel to participate in any defense, in which event Buyer Indemnified Parties’ counsel shall be at its own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant documents, books and records in their possession.

(d) The Sellers shall have no liability for any Losses under Section 8.2(a)(i):

(i) unless and until the amount of all Losses for which indemnification is sought by Buyer Indemnified Parties thereunder exceeds the Indemnification Basket, in which case all amounts sought by Buyer Indemnified Parties thereunder (including the Indemnification Basket amount) shall be subject to indemnification; and

(ii) from and after such time that the aggregate amount of Losses for which indemnification is sought by Buyer Indemnified Parties thereunder exceeds the Indemnification Cap.

(e) Any payment received by Buyer pursuant to this Section 8.2 shall be treated by the parties for federal, state, local and foreign income Tax purposes as a Purchase Price adjustment unless otherwise required by applicable law.

8.3. Buyer’s Indemnity.

(a) From and after the Closing Date, Buyer hereby indemnifies and holds Sellers and its officers, directors, employees, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) harmless from and against, and agrees to defend promptly Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Losses that Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or any other agreement or instrument delivered by Buyer pursuant hereto; provided, however, that for purposes of determining the amount of Losses subject to indemnification under this Article VIII, such representations and warranties shall be construed as if they were not qualified by the term “material” or other terms of similar import or effect; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Buyer pursuant to this Agreement; (iii) any breach by Buyer under any Construction Contract that is an Assumed Contract that occurs after the Effective Time in respect of Performance Bonds listed on Schedule 3.7(c) that are associated with such Construction Contracts; provided, however, that, subject to the final sentence of

Section 8.1, Seller Indemnified Parties shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 8.3(a) unless such right is asserted (whether or not such Losses have actually been incurred) on or before one year after the Closing Date.

(b) In the event a third-party claim against Seller Indemnified Parties arises that is covered by the indemnity provisions of Section 8.3(a) of this Agreement, notice shall be given promptly by Sellers to Buyer. Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Sellers agree to assume the cost of settlement and to forgo such indemnity or Buyer cannot provide reasonable assurance to Sellers of its financial capacity to defend such claim and provide indemnification with respect to such claim) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that such assumption by Buyer shall establish a rebuttable presumption that such claim is covered by the indemnity provisions of Section 8.3(a); provided, further, that Buyer may not effect any settlement without Sellers’ prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the right of any Person by any Seller Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by Buyer; and (iii) such settlement contains as an unconditional term thereof the full and complete release by the claimant of Seller Indemnified Parties. Sellers may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of Seller Indemnified Parties. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

8.4. Liabilities for Taxes in Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes with respect to the Purchased Assets for any Straddle Tax Period, (i) all Taxes calculated on a basis other than sales, gross receipts, net income, or any other income statement item, shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such Taxable period included in the Pre-Closing Tax Period and Post-Closing Tax Period, respectively, and (ii) all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period periods on a “closing of the books basis” by assuming that the books of the relevant entity were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such periods on a daily basis as applicable. For purposes of this Agreement, all Taxes incurred with respect to the Purchased Assets with respect to any taxable period (or portion thereof) that ends before or on the Closing Date (including, without limitation, any income, gain, loss, or deduction resulting from the sale by Sellers of the Purchased Assets pursuant to this Agreement and the portion of any personal property, real property or ad valorem Taxes allocable to a taxable period (or portion thereof) ending before or on the Closing Date) shall be a liability of Sellers, and any such Taxes incurred with respect to the Purchased Assets for any taxable period (or portion thereof) that begins after the Closing Date shall be a liability of Buyer.

8.5. Books and Records; Further Assurances.

(a) After the Closing, Buyer will authorize and permit Sellers and its representatives, at Sellers’ sole cost and expense, to have access during normal business hours,

upon reasonable notice and for a legitimate business purpose relating to Sellers’ operation of Sellers prior to the Closing and in such manner as will not unreasonably interfere with the conduct of Buyer’s business, to those books and records that relate solely to Sellers’ operation of Sellers prior to the Closing and that are reasonably necessary for Sellers’ legitimate business purpose.

(b) Following the Closing, the parties hereto agree that, from time to time, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that Sellers shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer in obtaining those Required Consents, if any, that were not obtained by or transferred to Buyer on or prior to the Closing Date.

(c) Sellers agree to make available to Buyer records in the custody of Sellers, to furnish other information and otherwise to cooperate to the extent reasonably required for (i) the preparation, filing or audit of or other proceeding with respect to any Tax Return relating to the Purchased Assets or the Business or (ii) compliance with GAAP. Sellers agree to cooperate with Buyer, and Buyer agrees to cooperate with Sellers, to the extent necessary in connection with the filing of any Tax Return relating to the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 8.5(c) shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

8.6. Use of “Armada/Hoffler” Name. Within 10 Business Days after the Closing, Sellers will file with the appropriate Governmental Authority an amendment to each Seller’s articles of incorporation changing the names of each Seller to new name not confusingly similar to its current name, as mutually agreed by Buyer and Sellers. Sellers further agree, as soon as practicable after Closing, to file such other documents as are necessary to notify each jurisdiction in which Sellers are qualified or licensed as foreign corporations of each Seller’s respective name change. Sellers agree that from and after the Closing, they shall not use the name “Armada/Hoffler” or any confusingly similar names. Sellers agree that as soon as practicable after the Closing, they shall file with all appropriate Governmental Authorities such documents as are necessary to relinquish all rights to the use of the assumed names “Armada/Hoffler.”

8.7. Employment Matters.

(a) Buyer and Sellers agree that Sellers shall be solely responsible for all liabilities or obligations with respect to the employment by Sellers of the Employees and any former employees of Sellers, including but not limited to any claims by an Employee or former employee arising from his or her employment by a Seller or from the termination of his or her employment by a Seller. Without limiting the generality of the foregoing sentence, Sellers shall be solely responsible for Sellers’ employment of the Employees and former employees or the termination of such employment, including with respect to (i) all liabilities, obligations and claims arising from any employment agreement, collective bargaining agreement, severance policy or agreement, bonus or vacation policy or agreement; (ii) all liabilities, obligations and claims arising under the Employee Benefit Plans; (iii) all liabilities, obligations and claims arising under any employment policy of Sellers or any applicable state or federal labor or employment Law (including but not limited to all Laws pertaining to discrimination, workers’ compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits; and (iv) any grievances, arbitrations or unfair labor practice charges relating to any applicable collective bargaining agreement or labor-related Law. Buyer agrees that it will hire a sufficient number of Sellers’ employees to prevent the application of the WARN Act.

(b) Sellers and the Employee Benefit Plans that are “group health plans” as defined in Treasury Regulation § 54.4980B-2 shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q/A-4 of Treasury Regulation § 54.4980B-9 as a result of the transactions contemplated by this Agreement and any other Employee, former employee or “qualified beneficiary” as defined in Treasury Regulation § 54.4980B-3 who has a “qualifying event” as defined in Treasury Regulation § 54.4980B-4 on or before the Closing Date.

(c) Sellers shall terminate, as of the Closing, the employment of all of the Employees identified on Schedule 8.7(c). Sellers shall satisfy all compensation, severance pay, bonus and vacation payments and other obligations under the Employee Benefit Plans, the employment policies of Sellers or applicable Law with respect to such Employees (as well as for all Employees or former employees who are not listed on Schedule 8.7(c)) and their respective dependents and beneficiaries.

(d) Buyer hereby advises Sellers that Buyer expects to offer employment, effective on the Closing Date, to all those employees of Sellers identified on Schedule 8.7(c) who are actively at work immediately before the Closing and who satisfy Buyer’s standard pre-employment screening process and criteria. Each such Employee who receives an offer of employment from Buyer and who satisfies Buyer’s standard pre-employment screening process and criteria and who accepts such offer is referred to as a “Transferred Employee.” Buyer shall not assume any liability with respect to any Employee (or his or her dependents and beneficiaries) who does not become a Transferred Employee.

(e) After the Closing Date and until the date that is six months after the Closing Date (i) each Transferred Employee shall receive a base salary or base hourly wage that is, in the aggregate, substantially similar to the base salary or base hourly wage that the Transferred Employee received from Seller immediately before the Closing, (ii) each Transferred Employee and his or her eligible dependents or beneficiaries shall be eligible to participate in the employee benefit plans made available to other similarly situated employees of Buyer and its Affiliates (the “Buyer Benefit Plans”); provided, however, that no Transferred Employee shall be eligible to participate in a defined benefit pension plan and (iii) each Transferred Employee and his or her eligible dependents or beneficiaries shall be eligible to participate in a “group health plan” as defined in Treasury Regulation § 54.4980B-2 effective as of the Closing Date without any waiting period or pre-existing condition exclusion. Buyer Benefit Plans shall recognize each

Transferred Employee’s service with Sellers for purposes of eligibility to participate and vesting; provided, that such service will not be recognized to the extent that the crediting of such service would result in a duplication of benefits or to the extent that such service is not recognized under the corresponding Employee Benefit Plan.

(f) Buyer and Buyer Benefit Plan that is a “group health plan” as defined in Treasury Regulation § 54.4980B-2 shall be responsible for complying with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Code for any Transferred Employee or “qualified beneficiary” as defined in Treasury Regulation § 54.4980B-3 who has a “qualifying event” as defined in Treasury Regulation § 54.4980B-4 after the Closing Date.

(g) The provisions of this Section 8.7 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Employee or any dependent or beneficiary of an Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including, without limitation, any Employee Benefit Plan or any Buyer Benefit Plan); (ii) shall alter or limit a Seller’s or Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including without limitation, any Employee Benefit Plan or any Buyer Benefit Plan) or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

8.8. Insurance Matters. Prior to the Closing, Sellers have maintained the Insurance Policies for the benefit of Sellers and the Business provided by third-party insurers for liabilities of Sellers (the “Existing Liabilities”) arising out of occurrences on or prior to the Effective Time (the “Insurance Coverage”). Sellers shall take commercially reasonable action to maintain the Insurance Coverage after the Closing for the benefit of the Buyer and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim, loss or damage with respect to such Existing Liabilities that arises out of any matter, act, event, omission, occurrence, fact or circumstance existing or occurring on or prior to the Effective Time is made against Buyer, and the Insurance Coverage by its terms applies to such claim, loss or damage (any such claim, loss or damage, an “Insurance Coverage Claim”), upon Buyer’s request, Sellers shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable Insurance Policy for potential payment, and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage. In addition, Sellers agree to cooperate with Buyer and to use commercially reasonable efforts to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and use commercially reasonably efforts to continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing. In case of the dissolution of either Seller, such Seller will use commercially reasonably efforts to obtain, prior to such dissolution, the written consent of the applicable Seller’s insurance carriers with respect to such Insurance Coverage permitting Buyer to seek recovery under such Insurance Coverage for any claim, loss or damage that arises out of any matter, act, event, omission, occurrence, fact or circumstance existing or occurring on or prior to the Effective Time. Furthermore, Sellers shall use commercially reasonably efforts to name Buyer as an additional named insured with respect to any post-closing claim, loss or damage against or to Buyer that arises out of any matter, act, event, omission, occurrence, fact or circumstance existing or occurring on or prior to the Effective Time. In the event that (i) either Seller receive any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by the Buyer, such Seller shall promptly pay or reimburse the Buyer with respect to the amount so paid by the Buyer. Notwithstanding the foregoing, this Section 8.8 is not intended to, and shall not, impair or limit the indemnification rights of Buyer Indemnified Parties and Seller Indemnified Parties under Article VIII hereof.

ARTICLE IX

TERMINATION

9.1. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(i) at any time prior to the Closing by mutual written agreement of Sellers and Buyer;

(ii) by Sellers or Buyer, upon written notice to the other party or parties, if the Closing Date shall not have occurred on or before June 15, 2013 other than as a result of a breach by the party seeking to terminate this Agreement of any covenant or agreement contained in this Agreement, and such condition is not waived;

(iii) by Buyer, upon written notice to Sellers, if any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;

(iv) by Sellers, upon written notice to Buyer, if any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(v) by Buyer, upon written notice to Sellers, if there shall be a material breach by Sellers of any representation or warranty, or any covenant or agreement, contained in this Agreement that would result in a failure of any condition to the obligations of Buyer hereunder and which breach cannot be cured or has not been cured by the earlier of (x) the date set forth in Section 9.1(a)(ii) and (y) 10 days after the giving of written notice to Sellers of such breach; or

(vi) by Sellers, upon written notice to Buyer, if there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement, contained in this Agreement that would result in a failure of any condition to the obligations of Sellers hereunder and which breach cannot be cured or has not been cured by the earlier of (x) the date set forth in Section 9.1(a)(ii) and (y) 10 days after the giving of written notice to Buyer of such breach.

(b) Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been, directly or indirectly, the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date.

9.2. Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other. Nothing contained in this Section 9.2 shall relieve any party from liability for fraud, intentional misrepresentation or willful breach of or with respect to this Agreement. If this Agreement is terminated other than pursuant to Section 9.1, the parties hereto shall retain all of their respective rights under applicable Law resulting from such termination.

ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement; Amendment; Waiver. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.2. Expenses and Fees. Except as provided in this Agreement, each party hereto shall pay the fees and expenses of their respective brokers, counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby; provided, however, that Sellers shall pay transfer, recordation, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest) incurred by Buyer, either Seller in connection with the consummation of the transactions contemplated by this Agreement. The parties shall cooperate to comply with all Tax Return requirements for such Taxes and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

10.3. Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia without regard to the conflicts of law rules thereof.

10.4. Assignment. This Agreement and each party’s respective rights hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other party; provided, however, that Buyer may assign its rights or obligations hereunder, in whole or in part, to an Affiliate of Buyer without the prior written consent of the other parties hereto so long as Buyer is not relieved of any of its obligations hereunder.

10.5. Judicial Proceedings; Waiver of Jury Trial.

(a) Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court located in the Commonwealth of Virginia, and all of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.6 shall be deemed effective service of process on such party.

(b) Nothing contained in Section 10.5(a) shall limit the right of Buyer to take any Action in any court of competent jurisdiction for the purposes of enforcing any judgment or any equitable remedy or relief, nor shall the taking of any such Action by Buyer in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.6. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered personally or by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party; (ii) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested; or (iii) when received via facsimile and confirmed by telephone, in all cases addressed to the individual for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.6:

If to Buyer:	AHP Construction, LLC
222 Central Park Avenue, Suite 2100
Virginia Beach, Virginia 23462
	Attention:	Louis S. Haddad
	Telephone:	(757) 366-4000
	Fax:	(757) 523-0782

With a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
	Attention:	David C. Wright, Esq.
	Telephone:	(804) 788-8200
	Fax:	(804) 788-8218

If to Sellers or Guarantor:	Armada/Hoffler Construction Company
Armada/Hoffler Construction Company of Virginia
222 Central Park Avenue, Suite 2100
Virginia Beach, Virginia 23462
	Attention:	Louis S. Haddad
	Telephone:	(757) 366-4000
	Fax:	(757) 523-0782

With a copy to:	Faggert & Frieden, P.C.
222 Central Park Avenue
Virginia Beach, Virginia 23462
	Attention:	Alan M. Frieden, Esq.
	Telephone:	(757) 424-3232
	Fax:	(757) 424-0102

10.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.8. Headings. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.9. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

10.10. No Reliance. Except as provided in Sections 8.2 and 8.3, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Except as provided in Sections 8.2 and 8.3, Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Sellers contained in this Agreement.

10.11. Parties in Interest. Except as provided in Sections 8.2 and 8.3, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.13. Sellers’ Indemnity Guaranty. Daniel A. Hoffler (“Guarantor”) hereby unconditionally, directly, irrevocably and absolutely guarantees to the Buyer Indemnified Parties all present and future obligations of Sellers to the Buyer Indemnified Parties arising pursuant to Section 8.2 of this Agreement (the “Obligations”). Subject to the terms and limitations of Section 8.2, the Guarantor hereby agrees to save harmless and indemnify the Buyer Indemnified Parties from and against all obligations, demands, loss or liability, by whomever asserted, suffered, incurred or paid, arising out of or with respect to the Obligations. The Guarantor hereby acknowledges and agrees that he will receive indirect benefits in connection with the consummation by Buyer of the transactions contemplated by this Agreement and that such benefits constitute good and sufficient consideration for and in support of his agreement to guarantee the Obligations.

[Signature page follows.]

IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed as of the day and year first above written.

BUYER:

AHP CONSTRUCTION, LLC

By:	/s/ Louis S. Haddad
Name: Louis S. Haddad
Title: President

SELLERS:

ARMADA/HOFFLER CONSTRUCTION COMPANY

By:	/s/ John C. Davis
Name: John C. Davis
Title: Executive Vice President

ARMADA/HOFFLER CONSTRUCTION COMPANY OF VIRGINIA

By:	/s/ John C. Davis
Name: John C. Davis
Title: Executive Vice President

GUARANTOR:

(solely for purposes of Section 10.13)

/s/ Daniel A. Hoffler
Daniel A. Hoffler

ASSET PURCHASE AGREEMENT